Exhibit 99.2

Laser Photonics Completes Acquisition of Control Micro Systems -
Expands Into Pharmaceutical Laser Equipment Market

CMS develops specialized laser systems critical for slow-release tablets and anti-
counterfeiting packaging in the pharmaceutical industry

CMS brings existing program orders of $4 million to LPC

CMS counts several top 20 global life sciences companies as customers

ORLANDO, Fla., Nov. 6, 2024 – Laser Photonics Corporation (“LPC” or the “Company”) (NASDAQ: LASE), a global leader in industrial laser systems for cleaning and material processing applications, today announced the closing of its acquisition of Control Micro Systems, Inc. (CMS). This transformative acquisition strengthens LPC’s footprint in the global laser market and directly opens the door to the high-demand pharmaceutical equipment sector known for its growth and stability.

Wayne Tupuola, CEO of LPC commented:

“We’re excited to welcome CMS and its talented team into the LPC family. CMS is well-regarded for its U.S.-designed and manufactured laser solutions that offer precision and speed, and we share a vision of advancing high-quality laser systems across various industries. This acquisition is particularly significant as the pharmaceutical market, with its stringent quality standards and demand for technologies like slow-release tablet production and anti-counterfeiting, provides both a recession-resistant opportunity and high barriers to foreign entry. Combining our expertise, we believe we are well-positioned to deliver high-performance tools to clients worldwide who demand the best in safety, sustainability and material processing.”

LPC acquired CMS’ assets through an asset purchase agreement for approximately $1 million, primarily funded by cash from a recent capital raise and stock. The acquisition was made possible through divestments by CMS’ parent company as part of its Chapter 11 bankruptcy proceedings. LPC ensured a smooth transition by offering positions to all CMS employees, providing stability and continued service for CMS’ valued customers and vendors.

Tupuola added, “We believe the value we obtained from this acquisition was substantial, as the assets were under-monetized due to its former parent company’s over-leveraged financial position. Over the coming years, we see a tremendous opportunity to unlock CMS’s growth potential by integrating it into our existing sales and marketing infrastructure, enhancing customer engagement and expanding our market reach to maximize wallet share from current customers and bring new clients on board.”

Reflecting on the strategic importance of the acquisition, Carlos Sardinas, VP of Finance at LPC, emphasized in an interview that CMS’ strong foothold in the pharmaceutical sector, alongside its advanced laser systems for controlled-release medications, positions LPC to further expand in the life sciences industry. CMS clients include some of the world’s largest pharmaceutical companies, underscoring this acquisition’s value to LPC’s portfolio and growth strategy.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. Laser Photonics’ new generation of leading-edge laser blasting technologies and equipment also addresses the numerous health, safety, environmental and regulatory issues associated with old methods. As a result, Laser Photonics has quickly gained a reputation as a leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aerospace, automotive, defense, energy, maritime, nuclear, and space industries are using Laser Photonics’ unique-to-industry systems. For more information, visit https://www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Registration Statement for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

laser@haydenir.com